Exhibit 5.1

K&L Gates LLP
110 Cannon Street
London EC4N 6AR
T +44 (0)20 7648 9000
	F +44 (0)20 7648 9001	www.klgates.com

The Directors Amarin Corporation Plc 110 Cannon Street London EC4N 6AR	Our ref 6002745.00103 14 December 2009

Dear Sirs

AMARIN CORPORATION PLC (THE "COMPANY")

This Opinion is being delivered to you in connection with the filing by the Company on or about 14 December 2009 of a registration statement on Form F-1 (the "Registration Statement") with the United States Securities and Exchange Commission (the "SEC"), under the United States Securities Act of 1933, as amended (the "US Securities Act"), following the issue and allotment of ordinary shares of £0.50 each in the capital of the Company (the "Shares"), and the grant of warrants ("Warrants") to subscribe for ordinary shares of £0.50 each in the capital of the Company (the "Warrant Shares") as listed in aggregate in the section of the Registration Statement entitled "The Offer and Listing - Selling Shareholders" and as set out in Annexure "D" to the Secretary's Certificate (as defined below).

1.	Documents

For the purposes of this Opinion, we have examined only the following:

1.1
copies of (i) the certificate of incorporation; and (ii) the memorandum and articles of association of the Company adopted (and, as applicable, replaced) on each of 12 September 2005, 27 July 2006 and 31 July 2008;

1.2
a certificate from the Company Secretary of the Company (the "Secretary's Certificate") of the same date as this Opinion confirming, inter alia, as at the date of this Opinion and as at the date of each allotment of Shares and grant of Warrants, the amount of the Company's authorised but unissued share capital, the nominal amount of shares which the directors were and are authorised to allot under section 551 of the UK Companies Act 2006 (the "2006 Act") or section 80 of the UK Companies Act 1985 (the "1985 Act"), as appropriate, and the extent of the powers to allot equity securities conferred on the directors of the Company under section 570 of the 2006 Act or section 95 of the 1985 Act, as appropriate;

1.3
information on the file held at Companies House in respect of the Company disclosed by an online search carried out by us at Companies House at 9.30 am on 14 December 2009, for the sole purpose of giving the opinion in paragraph 3 below;

1.4	copies of (i) minutes of meetings of the board of directors of the Company (the "Board"); (ii) written resolutions of the Board; and (iii) minutes of meetings of committees of the Board,

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approving each allotment of Shares and each grant of Warrants, as listed in paragraph 2 of the Secretary's Certificate; and

1.5	copies of the resolutions of the Company's shareholders dated 25 July 2005, 27 July 2006, 19 July 2007 and 31 July 2008, copies of which are attached to the Secretary's Certificate.

2.	Assumptions

For the purposes of this Opinion we have assumed without investigation:

2.1	the authenticity, accuracy and completeness of all documents submitted to us as originals or copies, the genuineness of all signatures and the conformity to original documents of all copies;

2.2	the capacity, power and authority of each of the parties (other than the Company) to enter into and perform any documents reviewed by us;

2.3	the due execution and delivery of any documents reviewed by us in compliance with all requisite corporate authorisations;

2.4
that any agreements examined by us are on the date of this Opinion, and will be on the date that any Warrant Shares are allotted and issued, legal, valid and binding under the laws by which they are (or are expressed to be) governed;

2.5
that the contents of the Secretary's Certificate were true when given and remain true and that there is no matter not referred to in that Certificate which would make any of the information in the Secretary's Certificate incorrect or misleading;

2.6	that no change has occurred to the information on file at Companies House since the time of our search at 9.30 am on 14 December 2009;

2.7
that, having undertaken such Companies House search and a winding up search at the Companies Court in England at 10.25 a.m. on 14 December 2009 and having made enquiries of the Company Secretary (the "Searches and Enquiries") (but having made no other searches or enquiries) and the Searches and Enquiries not revealing any of the same, no members' or creditors' voluntary winding up resolution has been passed and no petition has been presented and no order has been made for the administration, winding up or dissolution of the Company and no receiver, administrative receiver, administrator or similar officer has been appointed in relation to the Company or any of its assets;

2.8	that:

(a)
no alteration shall have been made as at the date of allotment of any Warrant Shares to either the memorandum of association or the articles of association of the Company in force at the date of this Opinion, affecting the power of the directors to allot and issue shares;

(b)	at each allotment and issue of the Shares the Company had received in full in cash the subscription price payable in respect of such Shares and has subsequently entered the

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holder or holders thereof in the register of members of the Company showing that all the Shares have been fully paid up as to their nominal value and any premium thereon as at the date of their allotment;

(c)
at the time of issue of any Warrant Shares, the Company shall have received in full in cash the subscription price payable in respect of such Warrant Shares and shall have entered the holder or holders thereof in the register of members of the Company showing that such Warrant Shares shall have been fully paid up as to their nominal value and any premium thereon as at the date of their allotment;

(d)
as at the date of allotment of any Warrant Shares the authorities and powers conferred on the directors under the articles of association of the Company to allot and issue such Warrant Shares shall not have been varied or revoked and that the Company shall have sufficient unissued ordinary share capital to enable such Warrant Shares to be allotted and issued;

(e)
the directors have used and will use all their authorities and have exercised and will exercise (as appropriate) all their powers in connection with the allotment and issue of the Shares and any Warrant Shares and setting the subscription price bona fide in the interests of the Company and at all times in accordance with their duties as directors pursuant to the 2006 Act;

(f)
the Company has not, and had not at each date of allotment and issue of the Shares, issued (or purported to issue) Shares having an aggregate nominal value in excess of the unissued ordinary share capital of the Company and shall not issue (or purport to issue) any Warrant Shares having an aggregate nominal value in excess of the unissued ordinary share capital of the Company;

(g)	no Shares have been and no Warrant Shares shall be issued at a discount to their nominal value (whether in pounds sterling or equivalent in any other currency);

(h)
the Company and the directors of the Company complied with the rights attaching to the Series A preference shares of £0.50 each in the capital of the Company (the "Series A Preference Shares") in respect of the allotment and issue of each tranche of the Shares and that all resolutions of the board of directors of the Company in relation to the allotment and issue of the Shares were passed at meetings duly convened and held in accordance with the rights attaching to such Series A Preference Shares;

(i)
the Shares were not and no Warrant Shares shall be offered to the public in the United Kingdom in breach of any UK laws or regulations concerning the offer of securities to the public, or to any person pursuant to any invitation or inducement to engage in investment activity falling within section 21 of the Financial Services and Markets Act 2000, except for an allotment to an investment professional within the meaning of article 19 of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005;

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(j)	the Company's American Depositary Shares represent shares in the Company on a one-for-one basis;

(k)	no shares or securities in the Company are listed on any recognised investment exchange in the United Kingdom (as defined in section 285 of the Financial Services and Markets Act 2000); and

(l)	the Company's place of central management and control is not in the UK, the Channel Islands or the Isle of Man for the purposes of the City Code on Takeovers & Mergers.

3.	Opinion

Based upon and subject to the foregoing, and subject to the reservations mentioned below and to any matters not disclosed to us, we are of the opinion that:

(a)	the Shares were, when issued, duly authorised, validly issued, fully paid and non-assessable; and

(b)
subject to the Warrant Shares being duly allotted and issued and subject to the Company receiving payment in full therefor, the Warrant Shares will be duly authorised and validly issued and will be fully paid and non-assessable.

For the purposes of this opinion, we have assumed the term "non-assessable" in relation to the Shares and the Warrant Shares means under English law that holders of such Shares, in respect of which all amounts due on such Shares as to the nominal amount and any premium thereon have been fully paid, will be under no obligation to contribute to the liabilities of the Company solely in their capacity as holders of such Shares.

4.	Reservations

Our reservations are as follows:

4.1	we have relied, without further investigation, on the contents of the Secretary's Certificate and all matters referred to therein;

4.2
we express no opinion as to any law other than English law in force, and as interpreted, at the date of this Opinion.  We are not qualified to, and we do not, express an opinion on the laws of any other jurisdiction.  In particular and without prejudice to the generality of the foregoing, we have not independently investigated, and we give no opinion regarding, the laws of the United States of America or the State of New York or the rules of any non-UK regulatory body (including without limitation, the SEC) or any securities exchange (including without limitation, NASDAQ) for the purpose of this Opinion;

4.3
this Opinion deals exclusively with English corporate and securities laws as they relate to the statutory authorities and powers required by the directors of the Company to allot the Shares and not with any contractual restrictions which may be binding on the Company or its directors or any investing institutions' guidelines;

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4.4
the information contained in searches obtained from the Registrar of Companies is not always up to date or complete as a result of inaccuracies or delays in filing by the persons responsible and/or misfiling or delays by staff at Companies House;

4.5
the list of members maintained by the Company's registrars does not disclose details of the payment up of any shares, such details being recorded by the Company in a separate register of allotments which contains certain of the information required under the 1985 Act or the 2006 Act (as appropriate) and we assume that the same procedure has been adopted in relation to the Shares and will be adopted in relation to the Warrant Shares;

4.6	no allotment of Warrant Shares has yet taken place and no such allotment may in any event take place;

4.7
we have not seen signed minutes of the meetings of the Board held on 21 May 2009 and 16 October 2009 but are informed by the Secretary of the Company that it is intended that such minutes will be signed by the respective chairman of such meetings shortly and placed in the Company's minute book; and

4.8
a member of a company incorporated under the laws of England and Wales may apply to the English courts under Part 30 of the 2006 Act on the grounds that the affairs of the company are being or have been conducted in a manner unfairly prejudicial to members' interests, and in such circumstances, the court may (inter alia) require the company to refrain from doing or continuing an act complained of by the petitioner.

This Opinion speaks only as at the date hereof.  Notwithstanding any reference herein to future matters or circumstances, we have no obligation to advise the addressees (or any third party) of any changes in the law or facts that may occur after the date of this Opinion.

This Opinion is given on condition that it is governed by and shall be construed in accordance with English law in force and as interpreted at the date of this Opinion and that any action arising out of this Opinion is subject to the exclusive jurisdiction of the English courts.

This Opinion is given solely to you and solely for the purpose of the filing of a registration statement on Form F-1.  It may not be used or relied upon for any other purpose or by any other person.

We hereby consent to the filing of this Opinion with the Registration Statement in its full form. In giving such consent, if and to the extent that this might otherwise apply in relation to the giving of an opinion governed by English law, we do not admit that we are in the category of persons whose consent is required under Section 7 of the US Securities Act, or the Rules and Regulations thereunder.

Yours faithfully

/s/ K&L Gates LLP
K&L Gates LLP